Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax:404-881-7777

www.alston.com

June 30, 2015

EverBank Financial Corp

501 Riverside Avenue

Jacksonville, FL 32202

Re:	EverBank Financial Corp—Prospectus Supplement to Shelf Registration

Statement on Form S-3ASR (File No. 333-205243)

Ladies and Gentlemen:

We have acted as counsel to EverBank Financial Corp, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 26 2015, (the “Prospectus Supplement”) to the prospectus, dated June 26, 2015 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the issuance and sale by the Company of $175.0 million aggregate principal amount of its 5.75% Subordinated Notes due 2025 (the “Notes”) to be issued under a supplemental indenture, dated June 30, 2015 (the “Supplemental Indenture”) to that certain base indenture, dated June 30, 2015 (the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”). The Company is selling the Notes to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of June 26, 2015 (the “Underwriting Agreement”) by and between the Company and the Underwriters.

This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the Registration Statement, the Underwriting Agreement, the Indenture, the Prospectus, the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement, the form of global certificate evidencing the Notes, the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference to the Prospectus as of the date hereof, resolutions adopted by the board of directors of the Company and its committees and the organizational documents of the Company,

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the parties to the Underwriting Agreement in connection with the issuance of the Notes, including, without limitation, the Underwriting Agreement, the Indenture, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Notes will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, (vii) that all parties (other than the Company) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

Our opinion set forth below is limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances and regulations.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that the Indenture is a valid and binding agreement of the Company, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which a proceeding may be brought; and upon due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes will be validly issued and will constitute legally binding obligations of the Company entitled to the benefits of the Indenture, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the reference to this law firm under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Alston & Bird LLP

/s/ Alston & Bird LLP